Exhibit 99.1

65 West Watkins Mill Road Gaithersburg, MD 20878 tel: 240-632-0740 fax: 240-632-0735 www.genvec.com
Tricia J. Richardson
Investor Relations Manager
240-632-5511
trichardson@genvec.com
STELIOS PAPADOPOULOS TO RESIGN FROM GENVEC’S
BOARD OF DIRECTORS
Stepping Down as Part of Career Change to Pursue New Challenges
GAITHERSBURG, MD. — September 8, 2006 — GenVec, Inc. (Nasdaq: GNVC) announced today that Stelios Papadopoulos, Ph.D., a member of the GNVC Board of Directors since 2003, will be leaving the Board effective as of its next regularly scheduled meeting in October 2006. Prior to joining the GenVec Board, he was a Director of Diacrin from 1991-2003. GenVec acquired Diacrin in 2003. Dr. Papadopoulos, who recently announced his resignation as a Vice Chairman of Cowen and Company, LLC, has decided to pursue other interests and expects to resign from a number of other boards of directors on which he currently serves.
“I am looking forward to new challenges as I move to a new phase of my career. I have enjoyed my time on the GenVec Board and will watch with keen interest as TNFerade™ moves forward for the treatment of cancer and the GenVec vaccine business continues to grow. I have very much enjoyed my interactions with GenVec Board members and will miss seeing them on a routine basis,” stated Dr. Papadopoulos.
“Stelios has been a valuable member of GenVec’s Board and we wish him well in his new endeavors. It has been great interacting with him and I will miss him. His broad experience in biotechnology provided important insights to the company,” commented Paul Fischer, GenVec’s president and CEO.
GenVec is a biopharmaceutical company developing novel therapeutic drugs including TNFerade™ for cancer and vaccines for infectious diseases. Additional information on GenVec and its portfolio of product candidates is available at www.genvec.com and in the company’s various filings with the Securities and Exchange Commission.
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